NEWS RELEASE
January 07, 2019 Contact:  Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                         (301) 429-4638

URBAN ONE, INC. ANNOUNCES EXPIRATION OF ITS PREVIOUSLY ANNOUNCED TENDER OFFER OF 9.25% SENIOR SUBORDINATED NOTES DUE 2020

WASHINGTON, DC - Urban One, Inc. (the "Company" or "Urban One") (NASDAQ: UONEK and UONE), announced today the expiration and final results of its previously announced cash tender offer (the "Tender Offer") to purchase any and all of its outstanding 9.25% Senior Subordinated Notes due 2020 (the "Notes").  The Tender Offer expired pursuant to its terms at 11:59 p.m. New York City time on January 3, 2019 (the "Expiration Time").

As earlier announced, the Company previously accepted for purchase $213,255,000 aggregate principal amount of the Notes, which Notes had been validly tendered and not validly withdrawn as of 5:00 p.m., New York City time on December 18, 2018 (the "Early Tender Time"), and paid for such Notes on December 20, 2018. Between the Early Tender Time and the Expiration Time, the Company received no additional tenders of Notes. Immediately following the Expiration Time, approximately $2.0 million aggregate principal amount of Notes remained outstanding.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

The complete terms and conditions of the Tender Offer are set forth in an Offer to Purchase dated December 4, 2018 (the "Statement") that was sent to holders of the Notes.

D.F. King & Co., Inc. is acting as the tender agent and information agent for the Tender Offer.  Requests for a copy of the Statement may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for bankers and brokers) or (800) 290-6426 (for all others) or by email at urban1@dfking.com.

About Urban One, Inc.
Urban One, Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform and inspire a diverse audience of adult Black viewers. As one of the nation's largest radio broadcasting companies, Urban One currently owns and/or operates 59 broadcast stations (including HD stations we operate) branded under the tradename "Radio One" in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Rickey Smiley Morning Show, the Russ Parr Morning Show and the DL Hughley Show.  In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly owned digital platform serving the African-American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired and MadameNoire digital platforms and brands. We also have invested in a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George's County, Maryland. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences.